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Exhibit 99.(a)(1)(iii)

SPIRENT STOCK OPTION PLAN ("SSOP")—OPTION EXCHANGE OFFER

WITHDRAWAL FORM

CANCELLATION OF AN INSTRUCTION TO EXCHANGE OPTIONS

USE THIS FORM IF YOU WISH TO WITHDRAW OPTIONS THAT YOU HAVE PREVIOUSLY ELECTED TO EXCHANGE.

PLEASE COMPLETE FORM IN BLOCK LETTERS

1. Participant's Details:

Last Name:	Employee's Social Security Number:

First Name:	/	/	/	/	/	/	/	/	/	/

Address:	(national insurance number, social insurance number etc):

Employing Company:

Business Unit:

Zip/Post Code:	Name of Local Representative:
	First Name:				Last Name:

Country of
Residence:

2. Options Withdrawn From Offer To Exchange:

Grant Date			Exercise Price (£)		Options Granted	Options Outstanding

DD	MMM	YYYY

			£	.

			£	.

			£	.

			£	.

			£	.

			£	.

NOTE: FOR THIS WITHDRAWAL TO BE VALID, THIS PROPERLY SIGNED AND COMPLETED FORM MUST BE RECEIVED BY YOUR LOCAL REPRESENTATIVE BEFORE THE EXPIRATION DATE, WHICH IS 5:00 P.M. US EASTERN TIME ON AUGUST 15, 2003, UNLESS EXTENDED.

SPIRENT STOCK OPTION PLAN—OPTION EXCHANGE OFFER
WITHDRAWAL FORM
SUMMARY INSTRUCTIONS FOR COMPLETION

The instructions below are a summary only. You should read the whole of the Option Exchange Offer and the Option Election Agreement and Promise to Grant Replacement Options for a full understanding of the matters you need to consider prior to deciding whether to to withdraw Underwater Options that you have previously tendered.

1.
The options you hold under the SSOP are shown on the Schedule of Grants on page 1 of your previously completed Option Exchange Agreement. List only those options that you have previously elected to exchange and now wish to withdraw.

2.
Sign and date this page 2 below where indicated.

3.
Return BOTH page 1 and this page 2 to your local representative by following one of the methods detailed in Section 5 and Section 6 under the heading "Particulars of the Option Exchange Offer" in the Option Exchange Offer document so that your local representative receives it before the expiration date of 5:00 p.m. US Eastern Time on September 15, 2003, unless extended. Failure to do so will render this withdrawal invalid.

4.
Keep a copy of page 1 and this page 2 along with the rest of your Option Exchange Offer documents for your records.

I wish to withdraw the Underwater Options that are set out in Section 2. "Options Withdrawn from the Offer to Exchange" and that I previously tendered for replacement options as set forth in my Schedule of Grants under the Option Election Agreement and my Promise to Grant Replacement Options (collectively hereinafter referred to as "the Option Election Agreement").

I agree that participation in the Company's Option Exchange Program (including the withdrawal of previously tendered Underwater Options) is governed by the terms and conditions set forth in the Offer Documents. I agree and understand that the Offer Documents consist of the Option Exchange Offer dated August 15, 2003 (including the Schedules, Exhibits and attachments thereto) and the Option Election Agreement, as each may be supplemented or amended from time to time. I acknowledge that I have received and reviewed the Offer Documents, and I have had an opportunity to obtain the advice of counsel and/or independent professional financial or taxation advice prior to withdrawing my previously tendered Underwater Options. I agree to accept as binding, conclusive and final all decisions or interpretations of the Company regarding any questions relating to the Option Exchange Program, the Option Election Agreement and my withdrawal of the Underwater Options. I agree to be bound by all terms and conditions set forth in the Offer documents and confirm and reaffirm any and all representations and acknowledgements thereunder.

Signature of Offeree (Option Holder)

Date (DD/MMM/YYYY)

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  Exhibit 99.(a)(1)(iii)
WITHDRAWAL FORM